Exhibit 8.1

30 Rockefeller Plaza
New York, NY 10112-2200
+1 212 698 3500 Main
+1 212 698 3599 Fax
www.dechert.com
March 9, 2007
Santander Drive Auto Receivables LLC
8585 North Stemmons Freeway
Suite 1100N
Dallas, Texas 75247

Re:	Santander Drive Auto Receivables LLC
Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as special federal tax counsel for Santander Drive Auto Receivables LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the above referenced registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”). Amendment No. 2 to the Registration Statement is to be filed today by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes (the “Notes”) and Asset Backed Certificates (the “Certificates”, together with the Notes, the “Securities”).
As set forth in the Registration Statement, each series of Securities will be issued by a separate trust to be formed by the Company (each, a “Trust”) under and pursuant to the conditions of a separate pooling and servicing agreement, trust agreement or indenture (each, an “Agreement”), among the Company, a trustee (the “Trustee”) and where applicable, a servicer (the “Servicer”), each to be identified in the prospectus supplement for such series of Securities.
In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents and records as we have deemed relevant or necessary as the basis for such opinion, including the form of prospectus supplement (the “Form of Prospectus Supplement”) and prospectus (the “Prospectus”) contained in the Registration Statement, copies of the Company’s Certificate of Formation, Amended and Restated Limited Liability Company Agreement, the form of each agreement filed or incorporated by reference as an exhibit to the Registration Statement, the forms of Securities included in the agreements so filed, and such other agreements, records and documents as we have deemed necessary for purposes of this opinion.
Based on and subject to the foregoing, and assuming that the agreements with respect to the Securities are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the agreements occur in accordance with the terms thereof, while not discussing all possible consequences of an investment in the Securities to all
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investors, but with respect to those federal income tax consequences that are discussed, the statements set forth in the Prospectus and Form of Prospectus Supplement (to the extent they relate to federal income tax consequences) under the captions “Summary of Terms – Tax Status” and “Material Federal Income Tax Consequences” to the extent that they describe matters of United States federal income tax law with respect thereto, have been prepared or reviewed by us and are accurate in all material respects with respect to those consequences or matters discussed therein.
The opinions set forth above are limited to the Federal laws of the United States of America and we express no opinion or statement as to the laws of any other jurisdiction. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein under the heading “Legal Matters” without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or this exhibit.
Very truly yours,
/s/ Dechert LLP
DECHERT LLP